Exhibit 1

JOINT FILING AGREEMENT

THIS JOINT FILING Agreement is entered into as of August 8, 2013, by and among the parties signatories hereto. The undersigned hereby agree that the Statement on Schedule 13D with respect to the shares of the common stock, par value $0.0001 per share, of Hansen Medical, Inc., a Delaware corporation, is, and any amendment thereafter signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: August 8, 2013	ORACLE PARTNERS, L.P. By: ORACLE ASSOCIATES, LLC, its general partner By: /s/ Larry N. Feinberg Name: Larry N. Feinberg Title: Managing Member
Dated: August 8, 2013	ORACLE TEN FUND MASTER, LP By: ORACLE ASSOCIATES, LLC, its general partner By: /s/ Larry N. Feinberg Name: Larry N. Feinberg Title: Managing Member
Dated: August 8, 2013	ORACLE INSTITUTIONAL PARTNERS, LP By: ORACLE ASSOCIATES, LLC, its general partner By: /s/ Larry N. Feinberg Name: Larry N. Feinberg Title: Managing Member
Dated: August 8, 2013	ORACLE ASSOCIATES, LLC By: /s/ Larry N. Feinberg Name: Larry N. Feinberg Title: Managing Member
Dated: August 8, 2013	ORACLE INVESTMENT MANAGEMENT, INC. By: /s/ Larry N. Feinberg Name: Larry N. Feinberg Title: President and Director

Dated: August 8, 2013	THE FEINBERG FAMILY FOUNDATION By: /s/ Larry N. Feinberg Name: Larry N. Feinberg Title: Trustee
Dated: August 8, 2013	ORACLE INVESTMENT MANAGEMENT, INC. EMPLOYEES’ RETIREMENT PLAN By: /s/ Aileen Wiate Name: Aileen Wiate Title: Trustee
Dated: August 8, 2013	LARRY N. FEINBERG /s/ Larry N. Feinberg